Exhibit 99.1

Contacts:
Vringo, Inc.	Investor Relations Firm:
Ellen Cohl VP, Corporate Governance	Crescendo Communications, LLC John J. Quirk / David K. Waldman
Email: ir@vringo.com	Email: vrng@crescendo-ir.com
Phone: +1 646-525-4319	Phone: +1 212-671-1020

FOR IMMEDIATE RELEASE

Vringo Units to Separate on July 27, 2010

July 22, 2010 – NEW YORK – Vringo, Inc., (NYSE Amex: VRNGU, VRNG, VRNGW) a provider of video ringtones and personalization solutions for mobile devices, today announced that the units issued in its initial public offering and trading under the ticker “VRNGU” will separate into their underlying shares of common stock and warrants upon the commencement of trading on Tuesday, July 27. Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.06 per share and expires, if not exercised, on June 21, 2015.

Upon the commencement of trading on July 27, 2010, each unit will automatically separate into its underlying share of common stock and two warrants. The common stock and warrants will trade separately on the NYSE Amex under the symbols “VRNG” and “VRNGW,” respectively. The units, which are currently traded under the symbol “VRNGU,” are expected to no longer be listed on the NYSE Amex following the separation.

About Vringo

Founded in 2006, Vringo is bringing about the evolution of ringtones. With its award-winning video ringtone application and Web platform, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. By installing Vringo’s application, which is compatible with more than 200 handsets, users can create or take video, images and slideshows from virtually anywhere and make it into their personal call signature. For more information, visit http://www.vringo.com.

For more information about how video ringtones work, visit www.vringo.com/p_video_ringtones.html.

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